Exhibit 99.1

AITX’s RAD Announces Engagement for Department of Homeland Security SAFETY Act Designation for Firearm Detection Software Solutions

Detroit, Michigan, May 30, 2024 — Robotic Assistance Devices, Inc. (RAD), a subsidiary of Artificial Intelligence Technology Solutions, Inc., (the “Company”) (OTCPK:AITX), is excited to announce it has retained a consultant to prepare its application for SAFETY Act designation from the U.S. Department of Homeland Security (DHS) for its recently enhanced, state-of-the-art Firearm Detection software solution. Successful designation, which is expected sometime in 2024, would challenge the current monopoly position held by ZeroEyes in this designation.

“Our Firearm Detection software has demonstrated its effectiveness in real-world scenarios, and receiving this designation will expand our potential market to the greatest possible extent,” said Steve Reinharz, CEO/CTO of AITX and RAD. “We are committed to providing advanced security solutions that protect lives and enhance safety across various environments.”

The SAFETY Act, or Support Anti-Terrorism by Fostering Effective Technologies Act of 2002, provides liability protections to companies that develop and deploy effective anti-terrorism technologies. Achieving this designation will not only bolster RAD’s credibility but also offer significant legal protections, encouraging broader adoption of its firearm detection software. Many end users, including major entertainment venues require vendors to have SAFETY Act designation.

RAD’s Firearm Detection software (aka gun detection) leverages advanced AI to detect firearms in real-time, seamlessly integrating with existing security camera systems. The software provides immediate alerts to security personnel and law enforcement, ensuring rapid response and potentially saving lives in critical situations.

To support and expedite the SAFETY Act designation process, the Company has engaged a renowned consultant with extensive experience in navigating the DHS’s certification process. This strategic partnership is expected to expedite the designation, ensuring that RAD’s Firearm Detection software solutions meet the highest standards of safety and reliability as swiftly as possible.

“Achieving SAFETY Act designation will be a pivotal milestone for RAD, significantly enhancing our ability to accelerate and expand our sales efforts,” said Troy McCanna, RAD’s Chief Security Officer and former FBI senior agent in charge of tactical operations in Michigan and Ohio. “This designation will provide our prospective clients with the required legal protection required which will help create numerous new opportunities.”

“Breaking the monopoly position that ZeroEyes has enjoyed with the SAFETY Act designation is a testament to the competitive and innovative spirit at RAD,” Reinharz continued. “We believe in a diverse marketplace where multiple technologies can coexist and collectively enhance public safety. Our solution is ready to set new standards in firearm detection.”

ZeroEyes recently announced they are seeking an additional $50 million in funding to add to the approximately $44 million raised to date. The company’s valuations for these raises are not publicly available.

RAD’s application for SAFETY Act designation underscores its dedication to advancing security technology and its ongoing commitment to public safety. The Company looks forward to collaborating with DHS throughout the evaluation process and remains optimistic about the positive impact this designation will have on its operations and the broader security industry.

For more information about RAD and its firearm detection solutions, please visit RAD’s website.

AITX, through its subsidiaries, Robotic Assistance Devices, Inc. (RAD), RAD-R, RAD-M and RAD-G is redefining the $25 billion (US) security and guarding services industry through its broad lineup of innovative, AI-driven Solutions-as-a-Service business model. RAD solutions are specifically designed to provide cost savings to businesses of between 35%-80% when compared to the industry’s existing and costly manned security guarding and monitoring model. RAD delivers these tremendous cost savings via a suite of stationary and mobile robotic solutions that complement, and at times, directly replace the need for human personnel in environments better suited for machines. All RAD technologies, AI-based analytics and software platforms are developed in-house.

About Artificial Intelligence Technology Solutions (AITX)

AITX is an innovator in the delivery of artificial intelligence-based solutions that empower organizations to gain new insight, solve complex challenges and fuel new business ideas. Through its next-generation robotic product offerings, AITX’s RAD, RAD-R, RAD-M and RAD-G companies help organizations streamline operations, increase ROI, and strengthen business. AITX technology improves the simplicity and economics of patrolling and guard services and allows experienced personnel to focus on more strategic tasks. Customers augment the capabilities of existing staff and gain higher levels of situational awareness, all at drastically reduced cost. AITX solutions are well suited for use in multiple industries such as enterprises, government, transportation, critical infrastructure, education, and healthcare. To learn more, visit www.aitx.ai, www.radsecurity.com, www.stevereinharz.com, www.radgroup.ai, www.raddog.ai, and www.radlightmyway.com, or follow Steve Reinharz on Twitter @SteveReinharz.

CAUTIONARY DISCLOSURE ABOUT FORWARD-LOOKING STATEMENTS

The information contained in this publication does not constitute an offer to sell or solicit an offer to buy securities of Artificial Intelligence Technology Solutions, Inc. (the “Company”). This publication contains forward-looking statements, which are not guarantees of future performance and may involve subjective judgment and analysis. The information provided herein is believed to be accurate and reliable, however the Company makes no representations or warranties, expressed or implied, as to its accuracy or completeness. The Company has no obligation to provide the recipient with additional updated information. No information in this publication should be interpreted as any indication whatsoever of the Company’s future revenues, results of operations, or stock price.

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Steve Reinharz
949-636-7060
@SteveReinharz